EXHIBIT10.50
October 15, 2013

Gary Halverson
20 Snow Forest Lane
Sandy, UT
84092

Dear Gary:

This letter sets forth the terms of our offer for the position of President and Chief Operating Officer (COO), Cliffs Natural Resources, reporting to me. We are excited to present you with this very competitive offer and to have you join the Cliffs team. We will confirm a start date upon your acceptance of this offer. In addition, you will be elected to the Board of Directors of Cliffs, effective with your start date as President and COO.

BASE SALARY

$79,167 per month / $950,000 per year.

EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

You are eligible to participate in the Cliffs’ Executive Management Performance Incentive Plan (EMPI) beginning in 2014. The annual EMPI bonus is expressed as a percentage of your base salary. Your target annual EMPI bonus is 120% of your base salary. The actual amount of your annual EMPI bonus, which can range from 0 to 200% of target, is determined based on achievement of (i) annual corporate performance objectives as determined by the Compensation and Organization Committee of the Board of Directors and (ii) your individual performance determined by the full Board of Directors. Accordingly, your annual EMPI bonus can range from $0 to $2,280,000 for 2014. You will also be granted a discretionary award under the EMPI for the portion of 2013 that you are employed with Cliffs, with the value of, and performance objectives applicable, to such award determined by the Board of Directors, but with the expectation that such bonus will reflect your employment for a partial year.

LONG-TERM EQUITY INCENTIVE PLAN

Commencing in 2014, you will be eligible to participate in Cliffs’ Long Term Incentive Plan (LTI), pending approval by the Compensation and Organization Committee. The annual target participation rate for your level is 375% of your base salary, although the Board of Directors has the discretion to grant awards valued at more or less than this amount. This discretionary program is presented for approval to the Board of Directors on an annual basis and currently has two components: 1) Performance Shares (75% of award) and 2) Restricted Share Units (25% of award). Performance Shares vest over three (3) years based on continued employment with Cliffs and achievement of Total Shareholder Return performance targets against a peer group. Actual Performance Share payouts can range from 0% to 200% of the number of shares subject to the award (or of the value of the number of shares subject to the award, if payout is in cash or a combination of cash and shares). Restricted Share Units generally vest based on continued employment with Cliffs through the end of the three (3)-year vesting period. The Compensation and Organization Committee of the Board of Directors has been appointed to administer this plan in accordance with the Cliffs Amended and Restated 2012 Incentive Equity Plan. As part of our Share Ownership Guidelines you will be required to achieve a share ownership of six times your base salary within five years of employment with the company.

Additionally, on commencement of employment with Cliffs you will receive a cash signing bonus of $600,000 and a grant of Restricted Shares, as outlined in the attached document.

CHANGE IN CONTROL AGREEMENT

The benefits available to you in the event of the termination of your employment under certain circumstances within a designated period following a “change in control” transaction are described in a separate Change in Control Severance Agreement, which will be provided to you.

OTHER EXECUTIVE BENEFITS AND PERQUISITES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

You will be eligible to participate in a non-qualified retirement plan for key employees, which is meant to provide retirement benefits above and beyond the qualified Cliffs Defined Benefit Pension Plan for annual earnings in excess of $245,000.

VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION (VNQDC)

You will be eligible to participate in Cliffs VNQDC, pursuant to which eligible employees can elect to defer payment and taxation on up to 50% of their salary, and up to 100% of their EMPI bonus award.

TAX PREPARATION AND FINANCIAL PLANNING ASSISTANCE

The company will provide up to $10,000 in annual tax preparation and financial planning assistance from a firm recommended by the company or a firm of your choosing.

RETIREMENT PROGRAMS

PENSION PLAN
You will be eligible to participate in the Cliffs Defined Benefit Pension Plan. The Defined Benefit Pension Plan is based on a cash balance formula. A nominal cash balance account is established for each participant and credited on a quarterly basis with a benefit amount (4% to 10%) based on a combination of the participant's age, years of service and earnings (base pay plus bonus). Employees are vested in their accounts under the Defined Benefit Pension Plan after three (3) years of service.

401(K) PLAN
You are eligible to participate in the Cliffs 401(k) Savings Plan effective your first day of work. Employee contributions, up to the first 3% of base salary (pre-tax or post-tax), are currently matched by Cliffs on a dollar for dollar basis, and $.50 on the dollar on the next 2% of base salary. Company matching contributions are immediately fully vested. The VNQDC plan will provide a matching contribution for any portion of your company match that is in excess of statutory qualified plan limits.

RELOCATION PROGRAM

The Company will provide full relocation for you and your family. This will include home sale assistance, home purchase assistance, a onetime cash payment for miscellaneous expenses, as well as movement of your household goods and temporary housing, if needed.

BENEFITS CHOICE

The Benefits Choice Program provides coverage options for medical, dental, vision, long term disability, life insurance and voluntary accidental death & dismemberment insurance. In addition, you will have the option to purchase group universal life insurance coverage, long term care coverage and other group insurance products.

MEDICAL/DEPENDENT DAY CARE REIMBURSEMENT ACCOUNTS

You may elect to contribute on a pre-tax basis out of your salary, up to a maximum of $416.50 per month, to a Medical Reimbursement Account to cover medical, dental, vision or other medical expenses that are not otherwise covered through any other insurance plan or policy. A similar contribution may be made to a Dependent Day Care Reimbursement Account to cover day care expenses not covered through another plan or policy. Please note, any unused funds remaining in these accounts at year end are forfeited, as this is a “use it or lose it” plan.

HEALTH SAVINGS ACCOUNT (HSA)

The HSA Option is a high deductible, lower-premium medical and prescription drug option and a Health Savings Account in one. This option provides comprehensive health care coverage, while the HSA feature gives you the opportunity to contribute pre-tax dollars to an account to pay for current and/or future out-of-pocket qualified medical expenses. Cliffs will make a contribution to this account based off the level of coverage you choose in the Plan (single or family). This is not a “use it or lose it” plan; all unused monies will rollover to the following year. Note: You cannot participate in the Medical Reimbursement Account if you elect to participate in the HSA.

SHORT-TERM DISABILITY BENEFITS

Short-term disability benefits are 100% employer paid and provide a benefit of 60% of your base salary up to a maximum of $15,000 per month. New employees are eligible for a maximum of six months of short-term disability benefits.

WELLNESS PROGRAM

Cliffs provides a wellness program aimed at adding quality to the lives of Cliffs’ employees and family members. A range of programs are being offered, from health fairs and health assessments to fitness and weight management activities.

TUITION REFUND

A Tuition Refund Program provides a reimbursement of up to 100% (based on grades) of tuition for work-related courses taken by the employee at an accredited university, college, trade, business or correspondence school, to an annual limit of $5000. Eligible employees may apply for the program following one year of employment.

PAID TIME OFF

VACATION BENEFITS
In 2014 and thereafter, you will be eligible for four (4) weeks of vacation each calendar year until you reach fifteen (15) years of service. Eligibility for a fifth week of vacation occurs on your 15th year anniversary of service and a sixth week on your 25th year anniversary of service.

HOLIDAYS
Eleven holidays are currently observed in a calendar year.

New Year’s Day	Thanksgiving Day
Good Friday	Thanksgiving Friday
Memorial Day	Christmas Eve
Independence Day	Christmas Day
Labor Day	2 Floating Holidays

Cliffs periodically reviews all employee benefit plans to endeavor to provide employees with competitive benefits. Accordingly, from time to time, changes may be made to meet the future needs of our employees or to conform to industry trends and practices.

Copies of the plans described above and/or summary plan descriptions, as applicable, will be provided to you, and the terms of those documents will govern your participation in them

This offer is contingent upon your successful completion of a pre-employment physical which includes a drug/alcohol screen, which will be administered and evaluated consistent with the Americans with Disabilities Act of 1990. This offer is also contingent on your execution of the enclosed "Employee Invention and Secrecy Agreement" and a satisfactory check of your credit and criminal records.

In accordance with company policy, this offer is for “at-will” employment with Cliffs, meaning that either Cliffs or you may terminate the employment relationship at any time, for any reason or no reason, with or without notice or cause. Please confirm in writing your acceptance of this offer and starting date, and return to me the signed Employee Invention and Secrecy Agreement with your signature witnessed.

This offer letter shall be governed by the laws of the State of Ohio, without regard to the provisions thereof, or the laws of any other jurisdiction, relating to conflicts of laws which would cause the law of any jurisdiction other than the State of Ohio to apply.

Gary, we are very excited to have you join the Cliffs team and to the leadership you will provide to the organization going forward.

If you have any questions or need additional information regarding the terms of this offer, please contact Jim Michaud, Executive Vice President, Chief Human Resources Officer at in the office at 216-694-5533 or on his cell at 216-785-3780.

Regards,

/s/ James Kirsch

James Kirsch
Non-Executive Chairman
Cliffs Board of Directors

ACCEPTANCE OF OFFER

I have read and understand and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, expressed or implied, that are not set forth expressly in the foregoing letter.

/s/ Gary Halverson	Oct. 23, 2013
Gary Halverson	Date:

EMPLOYEE INVENTION
AND SECRECY AGREEMENT
For Employees of
Cliffs Natural Resources Inc. and Associated Companies
CLIFFS NATURAL RESOURCES INC., (the “Company”), and Gary Halverson (the “Employee”) enter into this Agreement this 16th day of October, 2013
The Employee is about to be, employed by the Company and in connection with such employment may from time to time (i) make inventions which relate to or are useful in connection with the Company’s business, and/or (ii) have imparted to him by or through the Company confidential or secret information pertaining to the Company’s business or the business of its clients; and in consideration of said employment and the compensation paid to Employee from time to time thereunder, it is hereby agreed as follows:
1.    Inventions Assigned to the Company. All the right, title and interest of the Employee in and to any and all discoveries, inventions and improvements, whether discovered alone or jointly with others, whether patentable or unpatentable, which relate to, or are useful in connection with, any aspect of the business of the Company as carried on at the time such invention is made by the Employee, and which are made either during his employment with the Company or within a one (1) year period immediately thereafter, (hereinafter called “Inventions”), shall be and hereby are assigned to the Company or such nominee of the Company as the Company may from time to time designate.
2.    Disclosure of Inventions and Assistance in Obtaining and Maintaining Patents. Promptly upon discovery of any Invention described in paragraph 1 above, the Employee shall make a full written disclosure thereof to the Company. At any time and from time to time thereafter (regardless of whether the Employee is then working for the Company), always at the expense of the Company, the Employee shall, whenever requested, assist the Company as required by it in obtaining, maintaining and enforcing United States and foreign patents covering such Invention; for example, the Employee, upon request of the Company, will assist in the preparation of patent specifications and drawings pertaining to such Invention, execute patent applications, assignments and affidavits, give testimony, advise counsel and otherwise assist in the prosecution of patent applications and the enforcement of any patents which may ultimately issue thereon.
3.    Obligation Not to Disclose Confidential Information. Except as provided in paragraph 4, the Employee agrees that at all times, both during and after his employment with the Company, he will hold in confidence with respect to those who are not employees of the Company any and all processes, formulas, inventions, economic information, engineering data, technical and manufacturing information and know-how, sales plans and programs and other confidential information or trade secrets concerning the business of the Company or of other firms with which the Company does business, which have been or are hereafter disclosed to him by or through the Company, whether the same relate to business then being carried out or contemplated by the Company or to business then being carried out or contemplated by another firm with which the Company is doing business.
4.    Matters Which Need Not Be Kept Confidential. The Employee shall not be obligated to hold in confidence any information described in paragraph 3 above, which

(a)	Shall, through no fault of the Employee, be in or become part of the Public Domain; or

(b)	Shall have been known by the Employee prior to his employment by the Company as evidenced by written documents.
The Company may authorize the Employee from time to time to disclose such confidential information to specific persons and at specific times. The Company may also from time to time restrict disclosure of confidential information to certain co‑employees; and in such event, the Employee shall only be entitled to disclose to and discuss confidential information with such co‑employees.
5.    Documents and Records. The Employee agrees that upon termination of his employment, he will return to the Company and will not take with him any drawings, specifications, formulas or other documents containing confidential information of the Company or of other firms with which the Company does business or any reproduction thereof.
6.    Inventions To Be Excluded from This Agreement. The Employee has at the time of execution of this Agreement made no invention, patented or unpatented, except those heretofore specifically assigned to the Company and those identified as follows:*

NONE

IF NO INVENTIONS ARE TO BE LISTED IN THE ABOVE SPACE, WRITE “NONE”.
7.    Heirs and Assigns. This Agreement shall have application from the date of employment of the Employee with the Company, is binding upon the Employee, his heirs, executors, administrators and assigns, and shall inure to the benefit of the Company, its successors and assigns IN WITNESS WHEREOF, the parties have caused this Agreement to be executed below.
Executed in the presence of:

/s/ Mark W. Fisher	/s/ Gary Halverson
Witness for Gary Halverson	Gary Halverson

For CLIFFS NATURAL RESOURCES

By	/s/ James R. Michaud, EVP - CHRO
Representative for Cliffs Natural Resources